UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2017

ATVROCKN

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-54739	27-4594495
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

2251 N Rampart Blvd #207, Las Vegas NV 89128

(Address of principal executive offices)

(573) 207-5517

(Registrant’s telephone number, including area code)

1420 London Road, Suite 100, Duluth, MN 55805

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Hal B. Heyer, M.D.

Effective March 21, 2017, Dr. Hal B. Heyer resigned as the President, Chief Executive Officer, Secretary and Director of ATVROCKN (the “Company”).  Dr. Heyer has no disagreements with the Company.

Appointment of Frank William Rycraft, Jr.

Effective March 21, 2017, the Board appointed Frank William Rycraft, Jr. as the Company’s President, Chief Executive Officer, Secretary and Chairman of the Board.

Mr. Frank William Rycraft, Jr., age 41, has over twenty years of experience in the construction, security and personal protection fields. Mr. Rycraft founded a construction firm in 1994, which he grew to an operational size of over 45 employees by 2002. Also, during the period between 1997-2006, he operated as an Investigator/Executive Protection Specialist for NIS Consulting Group Limited where he provided security services for private/corporate executives, coordinated movements and logistical support for high level assets, Fortune 500 companies, celebrities and artists. Mr. Rycraft is also certified as a Executive Protection (EP) expert and has mentored countless trainees.

From 2006-2014 Mr. Rycraft was enlisted in the United States Navy, earning the rank of Petty Officer First Class while working with Naval Special Warfare Command. His naval career included multiple deployments and operations throughout the United States, Middle-East, Europe, Africa, and the Philippines. His combat duties included protective services, high risk/level asset protection, convoy operations, Force Protection (FP), Foreign International Defense (FID), Contingency Operations (CO), Maritime Interdiction Operations (MIO), Visit Board Search and Seizure (VBSS), Counter Insurgency, Inter-agency Operations, law enforcement support, and Anti-Terrorism Assistance Program (ATA) for the U.S. State Department.

From 2014 to present, Mr. Rycraft is employed as a Law Enforcement Officer with specialized training in Executive Protection and tactics. He also serves as a Range Safety Officer, Firearms Instructor, Combat Tourniquet Course Instructor, and weapons armorer.

Item 8.01 Other Events.

On March 21, 2017, the Company moved its headquarters to 2251 N Rampart Blvd #207, Las Vegas NV 89128. The Company’s new telephone number is (573) 207-5517.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATVROCKN

Date: March 24, 2017	By: /s/ FRANK WILLIAM RYCRAFT, JR.
Frank William Rycraft, Jr.
President, Chief Executive Officer, Secretary and Chairman of the Board